Exhibit 97.1

CALEDONIA MINING CORPORATION PLC INCENTIVE COMPENSATION RECOVERY POLICY

1.	Introduction.

The Board of Directors of Caledonia Mining Corporation Plc (the “Company”) believes that it is in the best interests of the Company and its shareholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company's compensation philosophy. The Board has therefore adopted this policy (the “Policy”), which supplements from the Effective Date (as defined below) the provisions relating to reduction, cancellation, forfeiture or recoupment of any payments or settlements of awards (“Awards”) made under the Company’s Omnibus Equity Incentive Compensation Plan or its successors (the “Plan”) and in particular its clause 18.1 (Forfeiture Events). The Policy provides for the recovery of erroneously awarded incentive compensation in the event that the Company is required to prepare an accounting restatement due to material noncompliance of the Company with any financial reporting requirements under applicable securities laws, and/or in the event of detrimental conduct by certain employees or others who receive incentive awards, which includes, without limitation, consultants who are granted share options pursuant to the Plan. This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), related rules and the listing standards of NYSE American LLC or any other securities exchange on which the Company’s shares are listed in the future.

To the extent necessary, and where permitted by law, this policy shall constitute an agreement to extend and to exclude the applicability of any statute of limitations for recoupment by the Company of any Incentive Compensation.

2.	Administration.

This Policy shall be administered by the Board or, if so designated by the Board, the Compensation Committee (the “Committee”), in which case all references herein to the Board shall be deemed references to the Committee. Any determinations made by the Board shall be final and binding on all affected individuals.

3.	Covered Executives and Covered Employees.

Unless and until the Board determines otherwise, for purposes of this Policy, the term “Covered Executive” means a current or former employee who is or was identified by the Company as the Company’s chief executive officer, chief financial officer, chief accounting officer or controller, chief operating officer, any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company. Executive officers of the Company’s subsidiaries are deemed “Covered Executives” if they perform such policy-making functions for the Company. “Policy-making function” is not intended to include policy-making functions that are not significant.

Unless and until the Board determines otherwise, for purposes of this Policy, the term “Covered Employee” means a current or former employee, consultant or contractor who has received an Award under the Plan, and for the avoidance of doubt also includes every Covered Executive.

This Policy covers Incentive Compensation received by a person after beginning service as a Covered Employee and who served as a Covered Employee at any time during the performance period for that Incentive Compensation.

4.	Recovery: Accounting Restatement.

In the event the Company is required to prepare an accounting restatement of its financial statements filed with the Securities and Exchange Commission (the “SEC”) due to the Company’s material noncompliance with any financial reporting requirements under applicable securities laws (including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period) (an “Accounting Restatement”), the Company will recover reasonably promptly any excess FRM Compensation received by any Covered Executive and, at the Board’s discretion, any other Covered Employee during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an Accounting Restatement, including transition periods resulting from a change in the Company’s fiscal year as provided in Rule 10D-1 of the Exchange Act. FRM Compensation is deemed “received” in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive Compensation award is attained, even if the payment or grant of the Incentive Compensation occurs after the end of that period. The determination of the time when the Company is “required” to prepare an Accounting Restatement shall be made in accordance with applicable SEC and national securities exchange rules and regulations.

(a)	Definition of Incentive Compensation.

For purposes of this Policy, “FRM Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure, including, for example, bonuses or awards under the Company’s short and long-term incentive plans, grants and awards under the Company’s equity incentive plans, and contributions of such bonuses or awards to the Company’s deferred compensation plans or other employee benefit plans that are not tax-qualified plans. For purposes of this Policy, “Incentive Compensation” means FRM Compensation and any other compensation received pursuant to the vesting of Awards. For avoidance of doubt, Incentive Compensation that is deferred (either mandatorily or voluntarily) under the Company’s non-qualified deferred compensation plans, as well as any matching amounts and earnings thereon, are subject to this Policy, but for greater certainty Incentive Compensation will not include base salary or wages (as defined under applicable law).

(b)	Financial Reporting Measures.

“Financial Reporting Measures” are those that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements (including non-GAAP financial measures) and any measures derived wholly or in part from such financial measures. For the avoidance of doubt, Financial Reporting Measures include stock price and total shareholder return. A measure need not be presented within the financial statements or included in a filing with the SEC or other applicable securities regulators to constitute a Financial Reporting Measure for purposes of this Policy. For the avoidance of doubt, and relevant to some currently outstanding Awards, a performance metric such as achievement of a certain cost per ounce of gold produced shall constitute a Financial Reporting Measure.

(c)	Excess FRM Compensation: Amount Subject to Recovery.

The amount(s) to be recovered from the Covered Employee will be the amount(s) by which the Covered Employee’s FRM Compensation for the relevant period(s) exceeded the amount(s) that the Covered Employee otherwise would have received had such FRM Compensation been determined based on the restated amounts contained in the Accounting Restatement. All amounts shall be computed without regard to taxes paid.

For FRM Compensation based on Financial Reporting Measures such as stock price or total shareholder return, where the amount of excess compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement, the Board will calculate the amount to be reimbursed based on a reasonable estimate of the effect of the Accounting Restatement on such Financial Reporting Measure upon which the FRM Compensation was received. The Company will maintain documentation of that reasonable estimate and will provide such documentation to the applicable national securities exchange.

(d)	Method of Recovery.

The Board will determine, in its sole discretion, and subject to applicable laws, the method(s) for recovering reasonably promptly excess Incentive Compensation hereunder. Such methods may include, without limitation:

(i)	requiring reimbursement of Incentive Compensation previously paid;

(ii)	forfeiting any Incentive Compensation contribution made under the Company’s deferred compensation plans;

(iii)	offsetting the recovered amount from any Incentive Compensation that the Covered Employee may be awarded in the future;

(iv)	appointing the Company’s broker to sell any shares received as Incentive Compensation on the Covered Employee’s behalf;

(v)	taking any other remedial and recovery action permitted by law, as determined by the Board; or

(vi)	some combination of the foregoing.

5.	Recovery: Detrimental Conduct.

In addition to FRM Compensation recoverable pursuant to Section 4 of this Policy, in the event the Board makes a good faith determination that a Covered Employee has engaged in Detrimental Conduct, then, in the Board’s sole discretion, the Company may seek to recover all or a portion of the Covered Employee’s Incentive Compensation settled or paid to a Covered Employee, and may reduce, cancel or forfeit any vested and unvested Awards, in the fiscal year during which the determination is made or the immediately prior fiscal year (provided such determination is made within 45 days of the end of that fiscal year).

The term “Detrimental Conduct” includes but is not limited to any of the following in relation to the Covered Employee:

(a)	their deliberate and continued failure substantially to perform their duties and responsibilities, which failure has had an adverse effect on the Company;

(b)	their knowing and willful violation of any law, government regulation, the Company’s Code of Business Conduct, Ethics and Anti-Bribery Policy or any other Company or group policy;

(c)	their breach of noncompetition, confidentiality, nonsolicitation, noninterference, corporate property protection or any other agreements that may apply to the Covered Employee;

(d)	their act of fraud or dishonesty; or

(e)	their gross misconduct or negligence in performance of their duties.

6.	No Indemnification or Advance.

Subject to applicable law, the Company shall not indemnify, including by paying or reimbursing for premiums for any insurance policy covering any potential losses, any Covered Employees against the loss of any erroneously awarded Incentive Compensation, nor shall the Company advance any costs or expenses to any Covered Employees in connection with any action to recover excess Incentive Compensation.

7.	Interpretation.

The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the SEC or any national securities exchange on which the Company's securities are listed.

8.	Effective Date.

The effective date of this Policy is October 2, 2023 (the “Effective Date”). This Policy applies to Incentive Compensation received by Covered Employees on or after the Effective Date. Without limiting the scope or effectiveness of this Policy, all Awards also remain subject to the provisions of the Plan relating to reduction, cancellation, forfeiture or recoupment of any payments or settlements of Awards and in particular its clause 18.1 (Forfeiture Events), as they may be amended from time to time. In addition, this Policy is intended to be and will be incorporated as an essential term and condition of any Incentive Compensation agreement, plan or program that the Company establishes or maintains on or after the Effective Date.

9.	Amendment and Termination.

The Board may amend this Policy from time to time in its discretion, and shall amend this Policy as it deems necessary to reflect changes in regulations adopted by the SEC under Section 10D of the Exchange Act and to comply with any rules or standards adopted by NYSE American LLC or any other securities exchange on which the Company’s shares are listed in the future.

10.	Other Recovery Rights.

The Board intends that this Policy will be applied to the fullest extent of the law. The Board may require that any employment agreement or similar agreement relating to Incentive Compensation received on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Employee to agree to abide by the terms of this Policy. Any right of recovery under this Policy is in addition to, and not in lieu of, any (i) other remedies or rights of compensation recovery that may be available to the Company pursuant to the terms of any similar policy in any incentive compensation plan, any employment agreement, or similar agreement relating to Incentive Compensation, unless any such agreement expressly prohibits such right of recovery, and (ii) any other legal remedies available to the Company. The provisions of this Policy are in addition to (and not in lieu of) any rights to repayment the Company may have under Section 304 of the Sarbanes-Oxley Act of 2002 and other applicable laws.

11.	Impracticability.

The Company shall recover any excess FRM Compensation in accordance with this Policy, except to the extent that certain conditions are met and the Board has determined that such recovery would be impracticable, all in accordance with Rule 10D-1 of the Exchange Act and any rules or standards adopted by NYSE American LLC or any other securities exchange on which the Company’s shares are listed in the future. For the avoidance of doubt, the decision as to whether to recover any other Incentive Compensation shall be at the sole discretion of the Board of Directors which shall be under no obligation to give any reasoning therefor.

12.	Successors.

This Policy shall be binding upon and enforceable against all Covered Employees and their beneficiaries, heirs, executors, administrators or other legal representatives.

Approved and authorised by resolution of the Board passed on 8 August 2023

Document Control and Certification

Version	1
Date	8 August 2023
Status	In effect
Author	General Counsel

Version Control

Date	Revision #	Description of Change	Author